Exhibit 2.01

Resource Extraction Payment Report

Reporting Entity: Hess Corporation
Reporting Fiscal Year: From 01/01/2023 to 12/31/2023
Reporting Currency: United States Dollar (in thousands)
Business Segment: Exploration and Production (unless otherwise indicated)

Payments by Government
Country / Government	Taxes (a)	Royalties	Fees	Production Entitlements (b)	Bonuses	Dividends	Infrastructure Improvements	Community & Social Responsibility	Total

United States
Office of Natural Resources Revenue	$—	$128,608	$3,921	$—	$25,792	$—	$—	$—	$158,321
Internal Revenue Service (c)	190	—	—	—	—	—	—	—	190
Total United States	$190	$128,608	$3,921	$—	$25,792	$—	$—	$—	$158,511

Malaysia
Inland Revenue Board of Malaysia (d)	$50,373	$—	$—	$—	$—	$—	$—	$—	$50,373
Petroliam Nasional Berhad (e)	—	7,925	—	492,521	—	—	—	—	500,446
Total Malaysia	$50,373	$7,925	$—	$492,521	$—	$—	$—	$—	$550,819

Thailand
The Revenue Department (f)	$18,372	$—	$—	$—	$—	$—	$—	$—	$18,372

Total Payments to Governments	$68,935	$136,533	$3,921	$492,521	$25,792	$—	$—	$—	$727,702

Payments by Project
	Taxes (a)	Royalties	Fees	Production Entitlements (b)	Bonuses	Dividends	Infrastructure Improvements	Community & Social Responsibility	Total

Projects
Offshore-Gulf of Mexico/Louisiana/Oil/Natural Gas/Well	$—	$106,566	$3,921	$—	$25,792	$—	$—	$—	$136,279
Onshore/North Dakota/Oil/Natural Gas/Well	—	22,042	—	—	—	—	—	—	22,042
Offshore-Gulf of Thailand/Kelantan/Oil/Natural Gas/Well (e)	—	7,925	—	492,521	—	—	—	—	500,446

Entity Level Payments
Hess Infrastructure Partners Holdings, LLC (c)	$190	$—	$—	$—	$—	$—	$—	$—	$190
Hess Oil Company of Thailand (JDA), Ltd (f)	32,160	—	—	—	—	—	—	—	32,160
Hess Oil Company of Thailand, Ltd (f)	326	—	—	—	—	—	—	—	326
Hess Exploration and Production Malaysia, BV (d)	36,259	—	—	—	—	—	—	—	36,259

Total Payments by Project	$68,935	$136,533	$3,921	$492,521	$25,792	$—	$—	$—	$727,702

Notes:
In accordance with the Securities and Exchange Commission's (SEC) final rule regarding the "Disclosure of Payments by Resource Extraction Issuers", where we are the operator of an unincorporated oil and gas joint venture or arrangement that we proportionately consolidate, and make payments to governments for the entire venture or arrangement on behalf of non-operator members, we report all of the payments. Where we are not the operator of an unincorporated oil and gas joint venture or arrangement that we proportionately consolidate, we only report payments made directly by us to governments. We do not report reimbursements paid by us to operators for our proportionate share of payments made by the operator to governments.
(a)At the Stabroek Block, offshore Guyana, we have a 30% working interest in the block and ExxonMobil Guyana Ltd is the operator. A portion of gross production from the Stabroek Block, separate from the joint venture partners’ cost recovery and profit share entitlement, is used to satisfy the joint venture partners’ income tax liability. Delivery of this production to the government in satisfaction of the joint venture partners’ income tax liability is administered by ExxonMobil Guyana Ltd. as the operator, and therefore is not included in this report as a payment. Our income tax liability was $433 million for the year ended December 31, 2023.
(b)Production entitlements are paid in-kind. Where we are the operator, we report the host government’s production entitlement along with the production entitlement of nationally owned companies (NOCs) that participate as a joint venture partner in the project. The production entitlement of NOCs that participate as a joint venture partner includes both cost recovery and profit share. Production entitlements are valued at cost, which is calculated using the total unit production cost for the project, comprised of cash operating costs and depreciation, depletion, and amortization expenses, multiplied by the production entitlement volume. Production entitlements of NOCs that participate as a joint venture partner arising from activities or interests outside of their home country are excluded.
(c)Hess Infrastructure Partners Holdings, LLC (HIPH) is an indirect, wholly owned subsidiary of Hess Midstream LP. Hess Midstream LP is a separate SEC registrant, and is fully consolidated in the financial statements of Hess Corporation. Taxes paid by HIPH are included in the Midstream business segment of Hess Corporation.
(d)Taxes paid in Malaysian Ringgit were converted to USD at the exchange rate at the date of payment.
(e)Royalties were paid in Malaysian Ringgit, and the amount reported was converted to USD at the exchange rate at the date of payment.
(f)Taxes paid in Thai Baht were converted to USD at the exchange rate at the date of payment. These taxes arise from our interest in Block A-18 of the Malaysia/Thailand Joint Development Area.